Salibello & Broder LLP
New York, NY

August 30, 2001

I-Aerobids.com, Inc.
1221 Brickell Avenue
Suite 900
Miami, Florida

We consent to the inclusion in this registration statement on Form SB-2 of the 10-QSB for the unaudited six months ended June 30, 2001, and our audit of the financial statements for the year ended December 31, 2000 of I-Aerobids.com, Inc. and our report dated March 27, 2001.

/s/ Salibello & Broder LLP
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    Salibello & Broder LLP